EXHIBIT 99.1

IRADIMED Names John F. Glenn Chief Financial Officer
Winter Springs, Florida, May 26, 2022 – iRadimed Corporation (NASDAQ:IRMD), today announced that John (Jack) Glenn has been appointed Chief Financial Officer effective on or before June 20, 2022.  Mr. Glenn will assume responsibility for all areas of accounting and finance, including business planning and modeling, organizational resource planning, investor and analyst relations, and required reporting and related filings with the SEC.

Mr. Glenn, 60, is a Financial Executive with over 30 years’ experience directing corporate finance activities of public and private companies with an established record in significantly growing enterprise value. Mr. Glenn comes to Iradimed from Esko Bionics Holdings, Inc., a developer of exoskeleton solutions that amplify human potential by supporting or enhancing strength, endurance, and mobility across medical and industrial applications. Prior to serving as Chief Financial Officer at Esko Bionics, Mr. Glenn served as Chief Financial Officer for Sonendo, Inc., a privately-held, venture-backed company. His prior experience also includes serving as Chief Financial Officer, at several other companies, including Armetheon Corporation, a privately-held biopharmaceutical company; Solta Medical, where he assisted in the company’s strategic acquisition by Valeant Pharmaceutical; Cholestech, which was acquired by Alere Medical; and Invivo Corporation, which was sold to Intermagnetics General Corporation. Mr. Glenn received his MBA in Finance from Santa Clara University and his B.S. in Business Administration from the University of Nevada.

“Jack is a seasoned financial executive with a strong background in the medical device industry and we are excited to have him join us as Chief Financial Officer. His strategic financial management mindset will support Iradimed’s continued strong growth trajectory,” said Roger Susi, President and Chief Executive Officer of the Company.

About iRadimed Corporation

iRadimed Corporation is a leader in the development of MRI compatible medical devices. We are the only known provider of non-magnetic intravenous (IV) infusion pump systems that are specifically designed to be safe for use during magnetic resonance imaging (MRI) procedures. We were the first to develop an infusion delivery system that largely eliminates many of the dangers and problems present during MRI procedures. Standard infusion pumps contain magnetic and electronic components which can create radio frequency (RF) interference and are dangerous to operate in the presence of the powerful magnet that drives an MRI system. Our patented MRidium® MRI compatible IV infusion pump system has been designed with a non-magnetic ultrasonic motor, uniquely-designed non-ferrous parts and other special features in order to safely and predictably deliver anesthesia and other IV fluids during various MRI procedures. Our pump solution provides a seamless approach that enables accurate, safe and dependable fluid delivery before, during and after an MRI scan, which is important to critically-ill patients who cannot be removed from their vital medications, and children and infants who must generally be sedated in order to remain immobile during an MRI scan.

Our 3880 MRI compatible patient vital signs monitoring system has been designed with non-magnetic components and other special features in order to safely and accurately monitor a patient’s vital signs during various MRI procedures. The iRadimed 3880 system operates dependably in magnetic fields up to 30,000 gauss, which means it can operate virtually anywhere in the MRI scanner room, including in very close proximity to the MRI scanner bore. The iRadimed 3880 has a compact, lightweight design allowing it to travel with the patient from their critical care unit, to the MRI and back, resulting in increased patient safety through uninterrupted vital signs monitoring and decreasing the amount of time critically ill patients are away from critical care units. The features of the iRadimed 3880 include: wireless ECG with dynamic gradient filtering; wireless SpO2 using Masimo® algorithms; non-magnetic respiratory CO2; non-invasive blood pressure; patient temperature, and; optional advanced multi-gas anesthetic agent unit featuring continuous Minimum Alveolar Concentration measurements. The iRadimed 3880 MRI compatible patient vital signs monitoring system has an easy-to-use design and allows for the effective communication of patient vital signs information to clinicians. Our 3880 MRI compatible patient vital signs monitoring system is currently available to international customers. Once we receive FDA 510(k) clearance, the 3880 will be available to U.S. customers. We currently anticipate commencing marketing the 3880 to U.S. customers in the third quarter of 2017.

For more information please visit www.iradimed.com.

Media Contact:
Matt Garner
Controller – Interim CFO
iRadimed Corporation
(407) 677-8022
InvestorRelations@iradimed.com